Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name of Subsidiary	Organized under the laws of	Additional Name Under Which Subsidiary Does Business
Sun Hydraulics LLC	Florida
Sun Hydraulik Holdings Limited	United Kingdom	Sun Hydraulics
Sun Hydraulics Limited	United Kingdom	Sun Hydraulics
Sun Hydraulik GmbH	Germany	Sun Hydraulics
Sun Hydraulics Korea Corporation	South Korea	Sun Hydraulics
Sun Hydraulics (China) Co Ltd.	The People’s Republic of China	Sun Hydraulics
Enovation Controls, LLC	Oklahoma	Murphy, Zero Off
Enovation Controls Europe, Ltd.	United Kingdom
Enovation Controls, Ltd.	United Kingdom
Enovation Controls India Private Limited	India
Sun Murphy International Trading (Shanghai) Co., Ltd.	The People’s Republic of China
Polyusus Lux IV S.A.R.L.	Luxembourg
Faster S.r.l.	Italy	Faster
Faster Inc.	Ohio	Faster
Faster Hydraulics Pvt. Ltd.	India	Faster
Faster Germany GmbH	Germany	Faster
Faster Hydraulics Shanghai Co. Ltd.	The People’s Republic of China	Faster
Faster do Brasil Ltda.	Brazil	Faster
Guwing Holdings Pty. Ltd.	Australia
Custom Fluidpower Pty. Ltd.	Australia
Custom Fluidpower Vietnam Company Ltd.	Vietnam